Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

▪Registration Statement (Form S-4 No. 333-215861) of Castlight Health, Inc., and
▪Registration Statements (Form S-8 Nos. 333-194566, 333-202701, 333-216374, 333-221191, 333-223373, 333-230026, 333-236778 and 333-248586) pertaining to employee benefit plans of Castlight Health, Inc.;

of our reports dated February 24, 2021, with respect to the consolidated financial statements of Castlight Health, Inc. and the effectiveness of internal control over financial reporting of Castlight Health, Inc., included in this Annual Report (Form 10-K) of Castlight Health, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

San Francisco, California
February 24, 2021